Exhibit 10.20

EXECUTION COPY

PROFIT UNIT GRANT AGREEMENT

GS Maritime Holding LLC (the “Company”) hereby grants to Holder the number of Profit Units, which shall be either Time-Vested Profit Units or Performance-Vested Profit Units, as set forth below. The Profit Units are subject to all of the terms and conditions as set forth in this grant agreement (the “Grant Agreement”) as well as the terms and conditions of the Company’s Limited Liability Company Agreement, dated as of December 4, 2007, as amended, amended and restated, modified or supplemented from time to time (the “LLC Agreement”), which is incorporated herein in its entirety.

Holder:	John Patrick Binion

Date of Grant:	March 19 , 2010

Number of Time-Vested Profit Units:	919

Number of Performance-Vested Profit Units:	919

The terms and conditions of the Profit Units granted hereby, to the extent not controlled by the terms and conditions contained in the LLC Agreement are as follows:

1.	Definitions.

Capitalized terms not otherwise defined herein shall have the same meanings as in the LLC Agreement. As used in this Grant Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” has the meaning ascribed to such term in that certain employment agreement between Holder and United Maritime Group, LLC (“United Maritime”), dated as of March     19th    , 2010 (as the same may be amended, amended and restated, modified or supplemented from time to time the “Employment Agreement”).

(b) “Change in Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any Investor or any Affiliate thereof; (ii) any person or group, other than any Investor or any Affiliate thereof, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the Company, including by way of merger, consolidation, or otherwise (other than an offering of common equity to the general public through a registration statement filed with the Securities and Exchange Commission); (iii) following an IPO, individuals who, immediately following such IPO, constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the Class A Unitholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors immediately following the IPO or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (iv) the sale or disposition, in one or a series of related transactions, of the Class A Units, as a result of which the Investors or their respective Affiliates (either directly or indirectly) either (A) collectively no longer constitute the single largest holder of Class A Units or (B) hold less than ten (10%) of the total voting power of the Class A Units.

(c) “Disability” has the meaning ascribed to such term in the Employment Agreement.

(d) “Good Reason” has the meaning ascribed to such term in the Employment Agreement.

(e) “IRR” means an annually compounded internal rate of return to the Investors based on the applicable sale price in the Change in Control transaction that requires such computation and taking into account all Capital Contributions made by the Investors as of the date they were made, dividends, distributions, and other proceeds received by the Investors from the Company, but excluding (i) any distributions for the repayment of fees and expenses incurred by the Investors relating to their involvement in the Company and (ii) any amounts paid to the Investors or any of them pursuant to the Financial Services Agreements, and taking into account the number of Profit Units outstanding under the LLC Agreement that are vested or will vest as a result of such Change in Control.

2.	Vesting of Units.

(a) Subject to Holder’s continued employment with United Maritime in good standing through each applicable vesting date, twenty percent (20%) of Holder’s Time-Vested Profit Units shall vest on each of the first five (5) anniversaries of the Date of Grant (set forth above); provided, however, that (i) in the event Holder’s employment with United Maritime is terminated under the Employment Agreement by United Maritime without Cause or by Holder for Good Reason, all unvested Time-Vested Profit Units shall vest immediately as of such termination, and (ii) in the event Holder’s employment with United Maritime is terminated under the Employment Agreement due to his death or Disability, Holder shall be deemed vested as of such termination in any Time-Vested Profit Units that would have otherwise vested in the calendar year in which such termination occurs, if any. In addition, provided that Holder is employed by United Maritime through the consummation of a Change in Control, all Time-Vested Profit Units that have not previously vested as of such date shall vest immediately prior to such Change in Control. In the event of Holder’s termination of employment with United Maritime for any reason, all Time-Vested Profit Units that have not vested on or prior to the date of such termination (after giving effect to any acceleration of vesting contemplated hereby) shall be forfeited immediately upon such termination for no consideration.

(b) Subject to Holder’s continued employment through the consummation of a Change in Control, a percentage of Holder’s Performance-Vested Profit Units shall vest immediately prior to such Change in Control to the extent that the Investors achieve an IRR upon such Change in Control, as follows:

IRR Achieved on Change in Control	Percentage of Performance- Vested Profit Units to Vest on such Change in Control
<15%	0%
≥15% to 20%	25%
>20% to 25%	50%
>25% to 30%	75%
>30%	100%

Performance-Vested Profit Units that do not vest upon such Change in Control shall be forfeited by Holder upon such Change in Control for no consideration. Prior to a Change in Control, all of Holder’s unvested Performance-Vested Profit Units shall be forfeited immediately upon a termination of Holder’s employment with United Maritime for any reason for no consideration.

(c) Notwithstanding anything herein to the contrary, upon a termination of Holder’s employment under the Employment Agreement by United Maritime for Cause, all Profit Units then held by Holder, whether vested or unvested, shall be forfeited for no consideration.

3.	Additional Terms.

(a) Transfer Restrictions. Except in connection with a Transfer (i) to the Company (including pursuant to the repurchase rights described below), (ii) to a Permitted Transferee, (iii) in connection with a Drag Transaction as provided in Section 7.4 of the LLC Agreement, (iv) pursuant to the tag-along right provisions set forth in Section 7.3 of the LLC Agreement or (v) in connection with the exercise by Holder of any registration rights granted to him pursuant to the Registration Rights Agreement, for a period commencing on the date hereof and ending upon the first to occur of (A) the third anniversary of an IPO and (B) a Change in Control (such period being the “Lock- Up Period”), Holder shall not Transfer any of his Profit Units without the prior approval of the Board, and in the event the Board grants such approval, Holder’s Profit Units shall nonetheless remain subject to the provisions of this Section 3 and the provisions of the LLC Agreement. Notwithstanding the foregoing, Holder shall not Transfer any Profit Units other than in accordance with the provisions of this Section 3 and the provisions of the LLC Agreement. Any Transfer or purported Transfer made in violation of this Section 3 shall be null and void and of no effect. The Company may impose stop-transfer instructions with respect to the Profit Units subject to the foregoing restriction until the end of such Lock-Up Period. Holder acknowledges and agrees that the terms set forth in this Section 3(a) are in addition to, and not in lieu of, the transfer provisions set forth in the LLC Agreement, including Article 7 thereof.

(b) Repurchase Rights. If, prior to the earlier of (A) an IPO and (B) a Change in Control, Holder’s employment with United Maritime terminates for any reason, then at any time during the 270-day period immediately following such termination of employment (the “Repurchase Right Exercise Period”), the Company shall have the right to repurchase Holder’s vested Profit Units (it being agreed that unvested Profit Units shall be treated in the manner herein provided) hereunder at a per-Profit Unit price equal to the fair market value (the “Fair Market Value”) of such Profit Unit on the date of delivery by the Company of the Repurchase Notice (as herein defined) (the “Repurchase Right”), with Fair Market Value being determined in good faith by the Board and such determination shall take into account the distribution priority set forth in Section 5.1(a) of the LLC Agreement. The Repurchase Right shall be exercisable upon written notice to Holder indicating the number of vested Profit Units to be repurchased, their Fair Market Value as determined by the Board as herein provided, and the date on which the repurchase is to be effected (the “Repurchase Notice”), such date to be not more than thirty (30) days after the date of such Repurchase Notice. Holder shall have a period of twenty (20) days following the date of delivery of the Repurchase Notice to deliver written notice to the Company disputing the Fair Market Value of the Profit Units as set forth therein (a “Dispute Notice”), it being agreed that if Holder shall fail to deliver a Dispute Notice within such twenty (20) day period, the Fair Market Value of the Profit Units as set forth in the Repurchase Notice shall be deemed to be final and conclusive and shall therefore be the Fair Market Value of the Profit Units for all purposes hereof. In the event that Holder timely delivers a Dispute Notice to the Company in accordance with the terms hereof, Holder and the Company shall work together in good faith to reconcile their differences, and if Holder and the Company are unable to resolve such differences within ten (10) days of the Company’s receipt of the Dispute Notice from Holder, the Company shall engage an investment bank which is reasonably acceptable to Holder (the “Investment Bank”) to determine the Fair Market Value of the Profit Units, it being agreed that such Investment Bank shall determine Fair Market Value of the Profit Units taking into account the distribution priority set forth in Section 5.1(a) of the LLC Agreement. In such circumstances, the Company and Holder shall execute a customary engagement letter with the Investment Bank, and such engagement letter may require, among other things, that the Company and Holder provide customary indemnification protection to the Investment Bank. Pursuant to the engagement letter with the Investment Bank, the Company and Holder shall request that the Investment Bank issue, as promptly as practicable following its engagement, a written report setting forth its determination of the Fair Market Value of the Profit Units, it being agreed that the Fair Market Value of the Profit Units so determined by the Investment Bank shall be binding on the Company and Holder for all purposes of this Agreement. The fees and expenses of the Investment Bank shall be paid by the Company unless the Fair Market Value of the Profit Units as determined by the Investment Bank is one hundred ten percent (110%) or less of the Fair Market Value of the Profit Units as determined by the Board and as set forth in the Repurchase Notice, in which case all such fees and expenses shall be paid by Holder. To the extent not otherwise held in book entry form by the Company, the certificates representing the vested Profit Units to be repurchased shall be delivered to the Company prior to the close of business on the date specified for the repurchase. If the Company does not exercise its Repurchase Right during the Repurchase Right Exercise Period, the Investors will have the right, during the thirty (30) day period immediately following the expiration of the Repurchase Right Exercise Period, to repurchase Holder’s vested Profit Units in accordance with the terms otherwise provided with respect to the Company in this Section 3(b) (provided that the Fair Market Value of the Profit Units shall be determined in all cases by the Board in accordance with the terms set forth herein, subject to Holder’s right to timely deliver a Dispute Notice with respect thereto), with each Investor having the right to purchase a pro rata portion thereof based on the number of Class A Units Owned by each such Investor; provided, however, that any such right shall be subject to the terms set forth in the LLC Agreement, including in respect of the Permitted Percentage.

4. Employment Rights. The grant of Profit Units shall not be construed as giving Holder the right to be retained in the employment or service of United Maritime, the Company, or any Subsidiary or Affiliate thereof. Further, United Maritime, the Company, or any Subsidiary or Affiliate thereof may at any time terminate the employment or service of Holder, free from any liability or any claim under the LLC Agreement, unless otherwise expressly provided in the LLC Agreement, in this Grant Agreement or in the Employment Agreement.

5. Conditions of Grant. Holder understands and agrees that as a condition of the grant of Profit Units hereunder, Holder is required to execute the LLC Agreement.

6. 83(b) Election. In connection with the grant of Profit Units hereunder, Holder hereby agrees to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and comparable provisions of any state tax law, to include in Holder’s gross income the fair market value (as of the date of acquisition) of the Profit Units granted hereunder. Holder will deliver to the Internal Revenue Service a fully-executed Section 83(b) Election in the Form attached hereto as Exhibit A, and will deliver to the equivalent state administrative body, a comparable election document for state tax purposes, and will notify the Company of such election by delivering to the Company copies of the same.

7. Terms of LLC Agreement; Interpretation. The Profit Units and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the LLC Agreement, and in the event of any conflict or inconsistency between the terms set forth herein and therein, the terms set forth in the LLC Agreement shall be controlling unless otherwise determined by the Board. All interpretations or determinations of the Board shall be binding and conclusive upon Holder and his legal representatives on any question arising hereunder. Holder acknowledges that he has received and reviewed a copy of the LLC Agreement. Holder acknowledges that, in the event of the IPO, the terms set forth herein that apply to Holder’s Profit Units shall apply to any securities of the IPO Entity issued in substitution for such Profit Units as contemplated by the LLC Agreement.

8. Delegation. Holder acknowledges that any powers, rights, or responsibilities of the Board set forth herein may be delegated to and exercised by any subcommittee thereof as permitted under the LLC Agreement.

9. Notices. Every notice, request, or other communication hereunder shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that unless and until some other address be so designated, all notices or communications by Holder to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Holder may be given to Holder personally or may be mailed to Holder at his last known address, as reflected in the Company’s records. Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; or (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

10. Entire Agreement. This Grant Agreement and the LLC Agreement contain the entire understanding of, and supersede all prior agreements and understandings between, the parties hereto in respect of the subject matter contained herein.

11. Governing Law. The provisions of this Grant Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of the conflict of laws principles thereof.

12. Counterparts. This Grant Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Grant Agreement to be duly executed as of the date first above written.

GS Maritime Holding LLC

By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	President/CEO

HOLDER

By:	/s/ John P. Binion
	Name:	John Patrick Binion
Address: